Exhibit 10.11

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

MASTER RETAIL ELECTRICITY SUPPLY AGREEMENT

This Master Retail Electricity Supply Agreement (“Master Agreement”) is entered as of August 31, 2021 (“Effective Date”) by and between Rhodium Renewables LLC (“Customer”) and NetZero Energy LLC (“Supplier”). Supplier and Customer are sometimes referred to individually as a “Party” and collectively as the “Parties.” This Master Agreement sets forth the general terms and conditions governing transactions for the purchase and sale of electricity and related products and services to one or more Customer sites (each an “Account”) as agreed to from time to time (each a “Transaction”). Each Transaction shall be evidenced by a pricing schedule, rider or other form of transaction confirmation (each a “TC”); provided that, such TC shall be subject to, and incorporate, the terms and conditions of the Master Agreement and incorporate the definitions and provisions of the Datacenter Lease entered into by and between Temple Green Data LLC as Landlord and Customer as Tenant on the date hereof (the “Lease”). This Master Agreement and each TC executed pursuant hereto shall constitute a single integrated agreement between the Parties (collectively referred to as the “Agreement”). Any conflict between the terms and conditions of this Master Agreement, any TC and the Lease shall be resolved in favor of the TC. The Parties intend that they are legally bound by the terms of each TC from the date of a duly executed, written TC signed by both Parties.

1.	Supplier and Customer Obligations. Supplier shall make available or otherwise supply, and Customer shall purchase and receive, Customer’s full requirements for electricity for each Account identified in a TC. Supplier, in its sole discretion, may select such sources of energy as it deems appropriate to meet its obligations under the Agreement. Supplier shall make arrangements with the applicable transmission and distribution utility owning and/or controlling and maintaining the transmission and/or distribution system required for delivery of electricity to an Account (“TDU”) and with the independent system operator or regional transmission organization responsible for the service territory governing an Account (“RTO”).

2.	Term of Master Agreement. The term of this Master Agreement will commence on and include the Effective Date of the Lease, unless terminated earlier as provided in this Master Agreement, expire on and include the Expiration Date of the Lease, unless terminated by either Party upon 90 days prior written notice to the other; provided any TC will continue to be governed by this Master Agreement until the TC has been separately terminated or expired. The Parties acknowledge that each TC may have a separate term that may expire or terminate without affecting the Term of this Master Agreement.

3.	Term of TC. Each TC shall commence on or about the date set forth under “Start Date,” and end on or about the date set forth under “End Date.” specified therein, and in accordance with the terms of this Master Agreement. The actual Start Date is dependent on the TDU successfully enrolling the Account(s) and furnishing Supplier with all necessary information regarding the Account(s) meter read cycle and meter read date(s). The dates set forth in the TC reflect TDU information available at that time or as otherwise estimated by Supplier. The actual meter read dates may occur on or about the dates set forth in the TC. Supplier will use good faith and commercially reasonable efforts to begin service to each Account(s) on the actual meter read date on or before the Start Date set forth in a TC. Supplier shall not be liable for any failure to enroll or drop an Account by the Start and End Date due to circumstances beyond its control.

4.	Information and Authorization. Customer hereby authorizes Supplier for the express limited purpose of taking such actions it deems reasonably necessary to enroll the Account(s) with the TDU, or with the RTO for wholesale load delivery, as the case may be, in order to be served by Supplier and to otherwise meet its obligations under the Agreement. Customer’s signature on a TC constitutes its written authorization for Supplier to obtain from time to time from the TDU and RTO all current and historical energy billing, usage data and other related information. Customer shall use good faith and commercially reasonable efforts to execute any documents and provide any information in its possession or control as Supplier reasonably requires in order to fulfill its obligations under this Agreement. It is agreed and acknowledged that Supplier may elect to serve Customer’s load requirements through wholesale energy service by constructing, owning and operating its own private substation and associated high, medium and low voltage switchgear, protective equipment and distribution lines required to deliver 480 Volt energy service to Customer. In such case each corresponding TC settlement shall be based on the Supplier wholesale meter data provided by the RTO and/or the TDU.

5.	Billing and Payment.

5.1 Billing. Customer will be billed for electricity usage and related products and services supplied under the Agreement in one of the following ways based on availability and eligibility of Customer’s Account(s), which may change from time to time based on availability or restrictions by or with the relevant TDU, (a) Dual Billing: Customer will receive two invoices, one from Supplier for the Electricity Charge and one from the TDU for the amounts payable by Customer for services provided by the TDU (“Delivery Charges”); (b) TDU Consolidated Billing: Customer will receive one invoice from the TDU that includes both the Electricity Charge and the Delivery Charges; or (c) Supplier Consolidated Billing: Customer will receive one invoice from Supplier that includes both the Electricity Charge and the Delivery Charges. “Electricity Charge” means the product of (i) the fixed or variable price for electricity, and other related fixed and/or pass through charges for related products and services supplied, as set forth in the TC for each Account; and (ii) the billing units associated with such charges during the applicable period. For avoidance of doubt, if Supplier is providing wholesale load service as defined in Article 4, Option 5.1(c) Supplier Consolidated Billing shall apply.

5.2 Taxes. Customer shall pay applicable federal, state, municipal and local taxes, duties, fees, levies, premiums or other charges imposed by any governmental authority, directly or indirectly, on or with respect to the electricity and related products and services provided under the Agreement, including applicable taxes enacted after the Effective Date (collectively, “Taxes”). In the event Customer is exempt from the payment of any Taxes defined in this section, Supplier will apply all appropriate Taxes unless and until Customer provides a valid certification of tax exempt status. Each Party shall indemnify, defend and hold harmless the other Party from and against any Taxes for which the indemnifying Party is responsible. Supplier agrees to pay and hold Customer, its affiliates, respective officers, directors, agents and employees harmless from and against any penalty, interest, additional tax, or other charge that may be levied or assessed as a result of Supplier’s sole negligence to pay any tax or file any return or information required by Law. Taxes invoiced to Customer under the Agreement will be included on the invoice or in the applicable fixed price as allowed by Law. Supplier will assign, and hereby does assign, to Customer any and all Tax refunds, credits or claims thereto associated with Customer’s Accounts. In the event Supplier fails to invoice Customer for Taxes with the appropriate tax rate, Supplier forfeits its right to seek reimbursement or payment of any penalty or interest associated with such missed Taxes, If any taxing authority assesses additional taxes against Supplier as a result of an audit for which Customer is obligated to reimburse Supplier (by law or under the terms of this Agreement), then Supplier shall promptly notify Customer in writing of such additional taxes and Customer shall have the right to contest and to control any contest, including the right to initiate any contest, against the taxing authority. Customer shall bear its own expenses with respect to any such contest and shall reimburse any costs Supplier may incur to assist Customer in Customer’s contest. Supplier’s failure to comply with the notification requirements of this Section shall relieve Customer of its responsibility to reimburse Supplier for Taxes only to the extent that Supplier’s failure materially prejudiced Customer’s ability to contest imposition or assessment of those Taxes. If either Party is audited by a taxing authority or other governmental entity with respect to a matter arising from the performance of Supplier’s obligations in this Agreement, the other Party agrees to reasonably cooperate with the party being audited in order to respond to such audit inquiries in an appropriate and timely manner, so that the audit and any resulting controversy may be resolved expeditiously. Notwithstanding anything herein to the contrary, the Parties additionally agree to retain such records as may reasonably be requested by taxing authority, and to provide access to such records to the other Party in the event of such a request, for the applicable statute of limitations, and upon notice from the other Party that such statute has been extended, for any extensions thereof.

5.3 Estimates. Supplier’s ability to invoice Customer is dependent on the TDU’s or RTO’s ability to timely furnish Supplier with all necessary information. When there is a delay in receiving information from the TDU, RTO and/or other third parties, Supplier will, to the extent necessary, estimate charges and credits in good faith for a billing period and reconcile such estimates against actual charges and credits in a commercially reasonable timeframe but in any instance no later than forty-five (45) days following receipt of information from the TDU. Each invoice is also subject to adjustment for errors in arithmetic, computation, meter readings or other errors, and Customer will be notified of any adjustments due to errors in arithmetic, computation or other errors after Supplier evaluates and properly verifies, and documents for Customer the basis of, the adjustment amounts. Interest shall not accrue on such adjustments. For charges based on metered usage, if an Account is not equipped with meters that provide an hourly reading, Supplier will use either applicable load profiles provided by the TDU or, in their absence, an otherwise reasonable allocation method.

5.4 Payment. Supplier’s invoices will be sent to Customer in accordance with Supplier’s normal billing cycle, as adjusted from time to time consistent with the applicable TDU’s meter read dates. The invoices will state any applicable Electricity Charge, Delivery Charges, Taxes and other amounts related to the purchase and delivery of electricity. Undisputed amounts set forth on Supplier’s invoices are due and payable on the 10th Business Day after the invoice is submitted using Customer’s invoicing platform, or such other date set forth in a TC (“Payment Date”) to the address or account on the invoice or as otherwise agreed in the TC. If Customer disputes any invoice amount, Customer shall provide written notice of the nature and extent of the dispute to Supplier by the Payment Date. Notwithstanding a dispute Customer must pay any undisputed amount of the invoice by the Payment Date. Upon determination of the proper invoice amount, Customer shall promptly pay the invoice amount as set forth in this Agreement. Invoices not paid on or before the Payment Date will accrue interest on outstanding amounts from the Payment Date until paid in full, at the lesser of [***]% per annum or the highest rate permitted by Law. Supplier shall be allowed to draw upon any security to satisfy undisputed late payments as provided for under each TC.

6.	Holdover. If following termination or expiration of a TC (whether in whole or in part), for any reason, some or all of the Accounts remain designated by the TDU as being supplied by Supplier, Supplier shall continue to serve such Account(s) on a month-to-month holdover basis. This Master Agreement will continue to govern the service of such Accounts during such holdover term and the TC will govern the price. Either Party may terminate the holdover term upon [***] prior written notice to the other Party at which time Supplier will drop each Account as of the meter read date following such [***] period to the then applicable tariff service, whether default service or otherwise.

7.	Event of Default. An “Event of Default” means any one of the following: (a) Customer’s failure to make, when due, any undisputed payment required under the Agreement if not paid within [***] following written notice to Customer that a payment is past due; (b) any representation or warranty made by a Party in the Agreement is false or misleading in any material respect when made or ceases to remain true in all material respects during the term of the Agreement, if not cured within [***] after written notice from the other Party; (c) Customer materially breaches the Lease or the credit support terms of a TC and fails to cure such breach within [***] of the date of written demand; (d) the failure by a Party to perform any material obligation set forth in the Agreement (other than the events that are otherwise specifically covered as a separate Event of Default hereunder) where such failure is not cured within [***] after receipt of written notice thereof; or (e) a Party, Rhodium Technologies LLC (but only as long as it remains guarantor under the Parent Guaranty or pledgor under the Pledge Agreement) and Air HPC LLC (but only as long as it remains subject to the Equity Pledge): (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed for it or any substantial portion of its property or assets (iii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law for the protection of creditors, or has such petition filed against it; (iv) otherwise becomes bankrupt or insolvent (however evidenced); (v) is generally unable to pay its debts as they fall due; or (vi) is dissolved (other than pursuant to a consolidation, amalgamation or merger). “Business Day” means any day except a Saturday, Sunday, or a Federal Reserve Bank holiday and shall open at 8:00 a.m. and close at 5:00 p.m. Central Prevailing Time.

8.	Remedies Upon Event of Default. If an Event of Default occurs with respect to a Party (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may in addition to all remedies available to it at Law or in equity, in its discretion, at any time, (i) suspend any deliveries hereunder for the Account in default and provided the [***] Business Day period noted in Section 7 has expired and/or (ii) terminate the Agreement in whole or solely with respect to those Accounts adversely affected by such Event of Default, upon written notice to the Defaulting Party setting forth the effective date of termination (the “Early Termination Date”). If the Agreement is terminated, the Non-Defaulting Party will in good faith and in a commercially reasonably manner calculate a termination payment in accordance with this Section 8. In the event that the Non-Defaulting Party determines that any amounts, including any termination payment, are due in connection with such termination, the Non-Defaulting Party shall deliver an invoice to the Defaulting Party setting forth the amounts and any reasonable calculations thereof. The Defaulting Party shall pay such invoiced amounts in accordance with the payment terms set forth in Section 4 above. The Parties acknowledge and agree that any termination payment under the Agreement constitutes a good faith reasonable approximation of harm or loss, and is not a penalty or punitive in any respect.

If Customer is the Defaulting Party, the termination payment shall be equal to the sum of: (i) the positive difference, if any, between the [***] set forth in the applicable TC and [***], multiplied by the [***]; (ii) [***]; and (iii) [***].

If Supplier is the Defaulting Party, the termination payment shall be equal to the sum of: (i) the positive difference, if any, between the [***] set forth in the applicable TC, multiplied by [***]; (ii) [***]; minus (iii) [***].

“Costs” means, with respect to the Non-Defaulting Party, [***]. The “Market Price” shall be the [***]. The Non-Defaulting Party may determine the Market Price of a terminated transaction by reference to information either available to it internally or supplied by one or more third parties. The Non-Defaulting Party shall not be required to enter into a replacement transaction in order to determine or be entitled to a termination payment.

9.	Change in Law. Supplier may pass through to Customer any increase or decrease in Supplier’s costs related to the electricity that results from the public announcement by the TDU or RTO of the implementation of material new, or material changes (including material changes to formula rate calculations) to existing Laws. “Law” means any law, rule, regulation, ordinance, statute, judicial decision, administrative order, RTO business practices or protocol, TDU or RTO tariff, rule of any commission or agency with jurisdiction in the state in which the Accounts are located. Such amounts will be included in or deducted from subsequent invoices to Customer.

10.	Representations and Warranties. Each Party warrants and represents to the other (now and deemed repeated by each Party on each date on which a TC is executed and delivered) that: (i) it is duly organized, validly operating and in good standing under the Laws of the jurisdiction of its formation; (ii) it is authorized and qualified to do business in the jurisdictions necessary to perform under the Agreement; (iii) execution, delivery and performance of the Agreement are duly authorized and do not violate any governing documents or any of its contracts or any applicable Law; (iv) there is no material event(s) or agreement(s) which would impair that Party’s right, authority or ability to execute the Agreement and otherwise perform under the Agreement; and (v) it has the knowledge and experience to evaluate the merits and risks associated with the Agreement.

Furthermore, Customer warrants, represents and covenants that it is the party of record of the Account(s), or if it is not the party of record, it has the authority to enter into and bind the party of record to the Agreement.

11.	Force Majeure. Notwithstanding any other provision of the Agreement, if a Party is unable to carry out any obligation under the Agreement due to a Force Majeure (“FM Claiming Party”), the Agreement will remain in effect but such obligation will be suspended for the duration of the Force Majeure, provided: (i) the FM Claiming Party notifies the other Party (“Non-Affected Party”) as soon as possible in writing of the particulars of the Force Majeure; (ii) suspension of performance is of no greater scope and duration than required by the Force Majeure; and (iii) the FM Claiming Party uses commercially reasonable efforts to remedy its inability to perform. If the Force Majeure continues for a period of [***] days or more, or where it is impossible or impracticable for the FM Claiming Party to carry out any obligation under the Agreement due to the Force Majeure, the Non-Affected Party may terminate the Agreement with respect to the Accounts adversely affected by the Force Majeure upon [***] Business Days prior written notice and designating an Early Termination Date. In such case, the provisions of Article 8 shall apply with the Non-Affected Party designated as the Non-Defaulting Party. Notwithstanding the foregoing, the FM Claiming Party can elect to pay the Non-Affected Party a make-whole payment and cover any and all costs, fees and expenses related to Energy service under any TC as reasonably estimated by the Non-Affected Party during the Force Majeure. The Early Termination Date shall be offset day-for-day to the extent the make-whole payment fully covers and offsets such Non-Affected Party’s costs, fees and expenses. “Force Majeure” shall mean and refer to any cause or reason beyond the reasonable control of the party obligated to perform hereunder, including, but not limited to, any acts of God, strike, riots, labor trouble, shortages of materials, war, terrorist acts or activities, governmental rule, regulations, ordinance, statute or interpretation, fire, earthquake, civil commotion, adverse weather conditions, flood, volcanic eruption, disease, epidemic, Pandemic Force Majeure (as such term is defined in the Lease), failure or disruption of a utility’s services due to emergency actions of the TDU or RTO. Notwithstanding the foregoing, a Force Majeure may extend the timeframe in which Customer must pay amounts owing hereunder, however a Force Majeure shall not relieve Customer’s obligation to pay for amounts owing prior to the Force Majeure. Promptly following any Force Majeure, Supplier shall provide Customer with a written report specifying the cause of the Force Majeure and upon Customer request Supplier will provide to customer all third-party analyses, documentation or other reports substantiating the determination of any Force Majeure. Supplier agrees to provide all such analyses, documentation or other reports regarding any Force Majeure to Customer’s insurer, agents and attorneys.

12.	Indemnification; Limitations. Each Party agrees, to defend, indemnify and hold harmless the other Party, and all of their respective officers, directors, shareholders, associates, employees, agents, representatives, successors and assigns, from and against all claims, losses, expenses (including reasonable attorneys’ fees and court costs), damages, demands, judgments, causes of action or suits of any kind, including but not limited to, claims for personal injury, death, or property damage, arising out of, or in connection with, the performance of a Party’s obligations under the Agreement, to the extent caused by the negligence or willful misconduct of the indemnifying Party (“Claims”). Notwithstanding any other provision of the Agreement to the contrary and except with respect to the Parties’ indemnification obligations set forth herein, the entire liability of each Party for any and all Claims will be limited to direct actual damages only as calculated pursuant to Section 8 above and neither Party will be liable for any consequential, exemplary, special, incidental or punitive damages, including, without limitation, lost opportunities or lost profits not contemplated by Section 8 above.

13.	DISCLAIMER. CUSTOMER ACKNOWLEDGES AND AGREES THAT NO WARRANTY, DUTY, OR REMEDY, WHETHER EXPRESSED, IMPLIED, OR STATUTORY, IS GIVEN OR INTENDED TO ARISE OUT OF THE AGREEMENT EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN.

14.	Waiver and Severability. Failure to provide notice of, or object to, any default under the Agreement will not operate or be construed as a waiver of any future default, whether like or different in character. If any portion of the Agreement, or application thereof to any person or circumstance, is held legally invalid, the remainder will not be affected and will be valid and enforced to the fullest extent permitted by law and equity, and there will be deemed substituted for the invalid provisions such provisions as will most nearly carry out the mutual intent of the Parties as expressed in the Agreement to the fullest extent permitted by applicable Law.

15.	Assignment. Supplier may assign all its rights and obligations under the Agreement to an unaffiliated third party with Customer’s prior, written consent which shall not be unreasonably withheld, conditioned or delayed. Supplier may assign, sell, pledge, transfer, or encumber any of its rights and obligations under the Agreement or under a specific TC without Customer’s prior written consent to any: (A) bank, insurer, or other financial institution; (B) person or entity (i) succeeding to all or substantially all of Supplier’s assets or business or the division or region of Supplier to which the Agreement relates or (ii) into which Supplier is merged or otherwise combined or reorganized; provided (with respect to this clause (B)) the succeeding entity agrees to be bound to the Agreement; or (C) affiliate of Supplier (including, for clarity, fund entities managed by Supplier’s affiliates).

Customer may assign all its rights and obligations under the Agreement to an unaffiliated third party with Supplier’s prior, written consent which shall not be unreasonably withheld, conditioned or delayed. It shall be unreasonable for Supplier to withhold its consent to any Assignment where (i) Customer gives Supplier prior written notice of the name of such transferee, (ii) the applicable transferee assumes, in writing, for the benefit of Supplier, all of Customer’s obligations under this Agreement, (iii) immediately following such assignment, such transferee has the same or better financial strength as that which Customer had as of the Effective Date of this Agreement, as evidenced in a manner reasonably acceptable to Supplier, (iv) the then-required Customer security is replaced in full in accordance with the terms of the applicable Transaction Confirmation, (v) such transferee will conduct a substantially identical cryptocurrency mining business and has sufficient relevant experience owning and/or operating data center facilities of comparable size and quality as determined in Supplier’s reasonable discretion, (vi) such transferee has substantially similar energy consumption needs, (vii) the assignment does not cause any adverse tax or regulatory impact on the project or the Supplier, (viii) the Lease is also assigned to, and assumed by, such transferee and (ix) such transferee is not owned by, controlled by, or subject to the jurisdiction or direction of a Foreign Adversary.

16.	Confidentiality. Each Party agrees to keep all terms and provisions of the Agreement and all communications provided in connection with the Agreement, including the pricing offered to Customer, confidential to the extent not otherwise publicly available and not to disclose them to any third parties without the prior written consent of the other Party, except as otherwise required by Law or to comply with applicable rule or regulation. Each Party may disclose such information to its affiliates and to its and its affiliates’ employees, agents, attorneys, accountants, consultants and advisors; and, on a need to know basis, to its independent contractors, provided each such recipient agrees to hold such information in confidence. Supplier may make such other disclosures to third parties of information, including aggregate consumption data, provided they are in a manner that cannot identify Customer. If disclosure of confidential information is sought through a court, or a state or federal regulatory agency or other legal compulsion, the Party receiving such request will promptly notify the other Party to afford it the opportunity to oppose such disclosure via a protective order or other relief as may be available and will provide reasonable support. Notwithstanding anything to the contrary contained herein, the terms and provisions of this Agreement may be disclosed if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by either the Securities and Exchange Commission or any public stock exchange for the sale and purchase of securities; provided that, in such event such disclosing party shall use reasonable efforts consistent with law to notify the other party and allow the other party to seek a protective order, and in any case shall only disclose that portion of this Agreement or the confidential information which it is legally required to disclose.

17.	Choice of Law, Venue, Attorney Fees and Expenses. The Agreement will be governed and interpreted in accordance with the laws of the State of Texas, without giving effect to conflict of law principles. Any controversy or claim arising from or relating to the Agreement will be settled in accordance with the express terms of the Agreement by a court located in the governing jurisdiction (and each Party hereto waives any right to object to venue in this regard). TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. If either Party pursues court action to enforce its rights under the Agreement, the non-prevailing Party shall promptly reimburse the prevailing Party for all its reasonable documented out-of-pocket attorney fees, expenses and costs.

18.	Notices. To be effective, all notices must be in writing delivered by hand, by certified mail return receipt requested, or by first class mail, or express carrier to the addresses provided in the TC. Notice by hand delivery shall be effective on the delivery date. All other notices shall be effective on the delivery date or the date delivery is attempted. A Party may change its address by providing notice of such change in accordance herewith. An authorized person may also name other authorized persons via email.

19.	Miscellaneous. The Agreement embodies the Parties’ entire agreement and understanding, supersedes all prior agreements and understandings (whether written or oral) regarding the subject matter of the Agreement, and may not be contradicted by any prior or contemporaneous oral or written agreement. A facsimile or e-mailed copy of either Party’s signature will be considered an original for all purposes under the Agreement, and each Party will provide its original signature upon request. Each Party authorizes the other Party to affix an ink or digital stamp of its signature to this Master Agreement and any TC, and agrees to be bound by a document executed in such a manner. No amendment or edits to the Agreement, including the TC(s) or any purchase orders, will be valid or given any effect unless signed by both Parties. The applicable provisions of the Agreement will continue in effect after termination or expiration hereof to the extent necessary, including but not limited to providing for final billing, billing adjustments and payments, limitations of liability, the forum and manner of dispute resolution, and with respect to any indemnification obligations under the Agreement. The Section headings used in this Master Agreement are for reference purposes only and will in no way affect the meaning of the provisions of this Master Agreement. The Parties acknowledge that any document generated by the Parties with respect to the Agreement, including the Agreement, may be imaged and stored electronically and such imaged documents may be introduced as evidence in any proceeding as if such were original business records and neither Party shall contest their admissibility as evidence in any proceeding. The rights, powers, remedies and privileges provided in the Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by Law. Supplier shall have the right to set-off and net against any amounts owed to it under the Agreement, including without limitation any early termination payment, any amounts owed by Supplier to Customer under the Agreement or any other agreement between the Parties, including without limitation any type of financial security as described in Section 7. Except for Section 12 above, no third party will have any rights under the Agreement whatsoever and Customer will be fully responsible for any compensation owing any third party representing Customer in connection with the Agreement and will indemnify, defend and hold Supplier harmless from all related Claims. Customer further authorizes Supplier to utilize Customer’s name for publicity and marketing purposes.

20.	Affirmation; Acknowledgements. Customer affirms that it has read the Agreement in its entirety, had a full opportunity to comment on and negotiate the terms of the Agreement, and agrees to the terms and conditions contained herein. The Parties acknowledge and agree that: (i) Supplier is an independent contractor under the Agreement and except as otherwise explicitly provided in the Agreement, neither Party has the-authority to execute documents that purport to bind the other, and nothing in the Agreement will be construed to constitute a joint venture, fiduciary relationship, partnership or other joint undertaking; (ii) the Agreement and TCs entered into hereunder will constitute ‘forward contracts” under the U.S. Bankruptcy Code, as amended, the rights of the Parties under Section 8 above will constitute contractual rights to liquidate them, and the Parties are entities entitled to the rights and protections afforded to “forward contracts” by the U.S. Bankruptcy Code; and (iii) Supplier is not Customer’s consultant or advisor for any purpose including advice regarding the value or advisability of trading in “commodity interests” as defined in the Commodity Exchange Act, 7 U.S.C. §§ 1-25, et seq., as amended (“CEA”), including futures contracts and commodity options or any other activity which would cause Supplier or any of its affiliates to be considered a commodity trading advisor under the CEA.

21.	Security Package. Concurrent with the execution of this Agreement, Customer shall deliver a pledge of 20.5% of the equity of AIR HPC LLC having a value as of the Execution Date of at least $[***] (“Equity Pledge”) and a parent guaranty from Rhodium Technologies LLC capped at $[***] (“Parent Guaranty”). The provisions of Section 5.2 of the Lease “Replacement Security” shall apply, mutatis mutandis, to this Master Agreement and the Longhorn Temple Green Data Center Site TC; provided that, any Letter of Credit or cash deposit that replaces the Equity Pledge or Parent Guaranty supporting the Master Agreement and Longhorn Temple Green Data Center Site TC shall be in the amount of $[***] (as such amount may be ratably reduced in the event of a partial release of the Equity Pledge). If, following the execution of the Longhorn Temple Green Data Center Site TC, there is any conflict between the terms of this Master Agreement and those of the Longhorn Temple Green Data Center Site TC as it relates to the treatment of, operation of, effectiveness of, or enforceability of (i) the Equity Pledge, (ii) the Parent Guaranty, or (iii) both of them together, the terms of the Longhorn Temple Green Data Center Site TC shall supersede and control.

22.	Form of TC. The TC for the Longhorn Temple Green Data Center Site shall be strictly in the form attached as Exhibit A hereto (the “Longhorn Temple Green Data Center Site TC”). Except with respect to the execution date, the Monthly Fixed Price Volume Schedule, and the Fixed Supply Price, which will be provided by Supplier prior to TC execution, neither party may modify the form or any terms of the Longhorn Temple Green Data Center Site TC without the prior written consent or written agreement of both parties to this Agreement. So long as Supplier has provided to Customer the Fixed Supply Price no less than two weeks prior to [***] by providing Customer with supporting documentation reasonably sufficient to enable Customer to verify the Fixed Supply Price, and provided that neither party is in material default of any of its obligations to the other party under the Lease or this Master Agreement, the parties shall enter into the Longhorn Temple Green Data Center Site TC on or before [***].

Exhibit A

Transaction Confirmation No. 1

Longhorn Temple Green Data Center Site

This transaction confirmation (this “TC”) is entered into pursuant to and in accordance with a Master Retail Electricity Supply Agreement by and between NetZero Energy LLC (“Supplier”) and Rhodium Renewables LLC (“Customer”) executed on August 31, 2021 (the “Master Agreement”). This TC shall be subject to, and incorporate, the terms and conditions of such Master Agreement and incorporate the definitions and provisions of the Datacenter Lease entered into by and between Temple Green Data LLC as Landlord and Customer as Tenant on the date hereof (the “Lease”). Notwithstanding anything to the contrary, any conflict between the Master Agreement or the Lease, this TC will govern and will be resolved in favor of this TC, but only with respect to the Account listed in the account schedule to this TC (“Account Schedule”).  This TC supersedes all prior agreements and understandings with respect to the Account and may not be contradicted by any prior or contemporaneous oral or written agreement. Capitalized terms used herein but not defined will have the meanings ascribed to them in the Master Agreement.

1.	Basic Terms.

a.	Term; Extension. The “Initial Term” of this TC commences upon and including on the Commercial Operation Date and ending on and including the date that is the final day of the Term of the Lease. In accordance with the terms and conditions of the Lease, Customer may extend the Initial Term or any subsequent Term of this TC for the same number of additional months as the term of the Lease may be extended (in each instance, an “Extension Term”) by providing notice to Supplier no less than ninety (90) days before the end of the Initial Term or the then-current Term, as the case may be, verifying that the Lease has also been extended by the same number of months, and agreeing with Supplier, in a written extension agreement, on rates for energy supply. For the avoidance of doubt, the Term of the Lease and the Extension Term of the Lease, if any, are the “Term” of this TC.

b.	Product. Commencing on the Commencement Date (as defined in the Lease) and for the duration of the Term, Supplier shall provide and Customer shall purchase from Supplier all of the Account’s electricity supply requirements. Supplier and Customer also expect to discuss in good faith strategies to achieve a “net zero” carbon footprint for the Longhorn Temple Green Data Center and to implement any such strategies which may from time to time be mutually agreed and acceptably documented. It is agreed and acknowledged that Customer and Supplier will amend this Confirmation or enter into a new Confirmation for the delivery of any Renewable Energy Credits not specifically included herein that Customer elects to purchase from Supplier. For the avoidance of doubt, Customer also has the right to purchase on the open market Renewable Energy Credits from any third party other than Supplier and nothing set forth in this TC is intended to limit such right. Customer and Supplier may also engage in a separate bundled renewable energy supply on mutually agreeable terms; provided, however, any such bundled renewable supply shall require the negotiation and execution of a separate TC the terms of which shall be mutually agreed by the parties. The Supplier shall deliver power at the 480V switchgear installed by Customer at the Longhorn Temple Green Data Center Site.

c.	Supply Price. The Initial Term “Supply Price” for the “Monthly Fixed Price Volume” set forth on Exhibit A shall be $[______]/MWh for the first [***] years of the Initial Term, and thereafter shall be the then-current market price as mutually agreed by Customer and Supplier prior to the end of the [***] year. The Extension Term Supply Price, if any, will be the then-current market price as mutually agreed by Customer and Supplier prior to entering into the Extension Term. Supplier and Customer may agree to fix the Supply Price for one or more periods during the Term that individually and in total are shorter than the full Term. Exhibit A sets forth the hourly delivery volume for which the Energy Price will be fixed during each month of the Term to take into account the phase-in of the facility which is expected to progress at a rate of approximately [***]MW per month (the “Monthly Fixed Price Volume”). Supplier represents that Supplier has used commercially reasonable efforts to set such Supply Price at approximately [***]% discount to the forward price at which Supplier hedges its delivery obligations under this Transaction Confirmation with respect to any financial or physical energy supply arrangement intended to cover the Monthly Fixed Price Volume, the settlement index (ERCOT North Load Zone), and this Transaction Confirmation term. The [***]% discount shall be revised to take into account any physical or software limitations originating from Customer and limiting Supplier’s ability to curtail 100% of the load at the Data Center. Exhibit A also sets forth the minimum load that Customer has designated as not subject to economic curtailment (“Non-Curtailable Load”), which represents, among other things, the Motor Control Center (MCC), and other essential server and administrative load. Customer and Supplier can, in the context of the immediately preceding sentence, agree on a lesser than [***]% discount with respect to the Supply Price to account for Supplier’s incremental cost of providing a fixed Supply Price for Non-Curtailable Load.

Ex A-1

d.	Pass-Through Charges. The Supply Price does not include, and Customer shall be responsible for paying, all tariff-based transmission, distribution, reliability, ancillary service and similar, non-energy charges and fees required by the TDU and/or RTO associated with delivery of the Product to the Account (“Pass-Through Charges”). The attached Account Schedule sets forth the categories of Pass-Through Charges currently anticipated, but Customer acknowledges that Pass-Through Charges are subject to change by the TDU and/or RTO. It is hereby agreed and understood that Supplier can only hedge the Supply Price with respect to the delivery volumes in Exhibit A and that all Pass-Through Charges are set by RTO and/or TDU, and shall not be hedged by Supplier on a forward basis.

e.	Lease. The Account consists of the Premises (as defined in the Lease). Customer’s uncured breach of the Lease shall be an Event of Default under this TC.

2.	Supply Terms.

a.	General. Commencing on the Commencement Date and throughout the Term, on the terms and conditions set forth in the Master Agreement, Supplier shall deliver to Customer at the Account, and Customer shall accept and pay for at the Initial Term Supply Price (or Extension Term Supply Price, if applicable) plus the Pass-Through Charges, [***] percent ([***]%) of Customer’s electricity requirements.

b.	Maximum Supply. Unless agreed in writing by Supplier and Customer, Supplier will have no obligation to deliver or provide electricity in excess of [***] MW to the Premises (the “Maximum Supply MW”).

c.	Commencement Date; Load Deployment; Curtailment Control. Supplier will provide Customer with notice promptly upon achievement of the Commencement Date. From the Commencement Date until the Full Load Deployment Date, Supplier and Customer shall coordinate in good faith with respect to the electrical commissioning and startup of new server circuits and with respect to any curtailments of electricity supply required to facilitate such activities. Customer and Supplier expect that Supplier will install and operate mutually agreeable software-based curtailment control over all Customer load other than Non-Curtailable Load and that curtailments through such system will be automated and without prior notice to Customer (such system, the “Automated Curtailment System”). The Automated Curtailment system may be further integrated with ERCOT protocols for controllable load resources. The development and installation of the Automated Curtailment System shall be subject to Customer’s reasonable approval and in the event the Commencement date occurs prior to the installation and commissioning of the Automated Curtailment System, Supplier and Customer agree to work together in good faith to develop interim communication and coordination protocols governing curtailment of Customer load. Other than in the case of events of Force Majeure (as defined in the Master Agreement) and EEA System Emergency (as defined below), Supplier shall provide Customer with reasonable advance notice of any shut-off or curtailment of energy supply.

Ex A-2

d.	Non-compensated Curtailment. Throughout the Term, Supplier shall supply uninterrupted Product to Customer; provided that, from time-to-time after reasonable advance notice to Customer, Supplier may curtail Customer’s load (such interruption of service “Non-compensated Curtailment”) for up to a total of [***] MWh per calendar year (collectively, “the Annual Non-compensated Curtailment Cap”). Any curtailment in excess of the Annual Non-compensated Curtailment Cap shall be considered Compensated Curtailment and governed by the provisions concerning Compensated Curtailment set forth in this Section 2 of this TC. Moreover, before the Annual Non-compensated Curtailment Cap has been reached, Supplier may nominate any specific curtailment interval as Compensated Curtailment and make Customer whole under the Compensated Curtailment provisions, in which case such curtailment will not count against the Annual Non-compensated Curtailment Cap. Supplier and Customer shall work together in good faith to ensure the Automated Curtailment System will ensure the safe ramp-down and ramp-up of Customer’s load during periods of any Non-compensated Curtailment. Unused annual Non-compensated Curtailment shall not be carried over and added to the subsequent Annual Non-compensated Curtailment Cap. Notwithstanding any language to the contrary in this Section 2(d) of this TC, if due to an ERCOT EEA Level 2 or EEA Level 3 alert (an “EEA System Emergency”), Supplier is required by ERCOT to curtail pursuant to an EEA System Emergency (such curtailment, an “EEA System Emergency Curtailment”), Supplier and Customer shall [***]. An EEA System Emergency Curtailment shall [***]; provided, that it shall not [***].

e.	Compensated Curtailment. On and after the Full Load Deployment Date and throughout the Term, and no later than the first day of each calendar month of the Term thereafter, Customer shall notify Supplier in writing of the Energy Conversion Value for such forthcoming calendar month. Customer may adjust the Energy Conversion Value for an applicable month no more than one time every seven (7) calendar days; provided that, if Customer adjusts the Energy Conversion Value for such month, Customer shall give Supplier written notice within 24 hours of such adjustment. The Parties expect that the Automated Curtailment System will allow Supplier to directly input the Energy Conversion Value. [***].

3.	Performance Terms.

a.	Guaranteed Performance. On and after the Full Load Deployment Date and throughout the Term, Supplier shall deliver Product to Customer in the full amount of Customer’s requirements (the “Guaranteed Level”), subject to Excused Events and Otherwise Compensated Events. In the event Supplier is unable to meet the Guaranteed Level (the resulting curtailment, a “Non-economic Curtailment”), [***]. “Excused Events” are the following: Reliability and safety related reduction of supply directed by the RTO or TDU, as the case may be, and other planned or unplanned transmission outages mandated by RTO or TDU not related to a EEA System Emergency, Force Majeure, Non-Compensated Curtailment up to the Annual Non-Compensated Curtailment Cap, and Substation PM. No make-whole provisions of any kind shall be due and owing to Customer by Supplier in connection with an Excused Event. “Otherwise Compensated Events” are the following: EEA System Emergency Curtailment and Compensated Curtailment. On a bi-weekly basis, Supplier shall report to Customer the running total of Non-compensated Curtailment and the Compensated Curtailment for the calendar year; provided that, if the Non-compensated Curtailment cap has been reached prior to the end of any calendar year, Supplier shall promptly notify customer in writing that the Non-compensated Curtailment cap has been reached for such calendar year.

Ex A-3

b.	Maintenance. Supplier shall perform planned and emergency maintenance on equipment and facilities used in performance of its obligations under the Master Agreement. Supplier shall give Customer reasonable advance notice of any maintenance that will require a reduction in deliveries of Product. Without limiting the foregoing, upon advance written notice to Customer Supplier may shut off all energy supply at the substation (including Non-Curtailable Load) in order to perform preventative maintenance on the substation and related protective equipment and electrical infrastructure (“Substation PM”). In each [***] year period, the first [***] hours of Substation PM shall be treated as Non-Compensated Curtailment but without counting toward the applicable Annual Non-Compensated Curtailment Cap, and any additional Substation PM shall be treated as Non-economic Curtailment.

c.	MPT Failure. The Lessor under the Lease has an obligation to install a backup main power transformer (“Backup MPT”) at the Substation on or before [***] and Customer, as Tenant under the Lease, has agreed to pay a Back-up MPT Charge in addition to the Base Rent intended to capture the additional cost of Landlord procuring and installing such transformer. Prior to installation and commissioning of the Backup MPT, the first [***] hours of curtailment of Product due to any main power transformer mechanical failure shall count toward the Annual Non-Compensated Curtailment Cap, and any additional hours of curtailment shall be deemed to be an event of Force Majeure. After installation and commissioning of the Backup MPT, such hours of curtailment of Product shall be counted from the first hour toward the Annual Non-Compensated Curtailment Cap, and once such Cap is exceeded, Customer shall be made whole pursuant to Section 3(a) for each additional hour curtailment caused by main power transformer failure.

4.	Payment and Credit Terms.

a.	Prepayment. Throughout the Initial Term, Supplier shall provide Customer with each monthly invoice no less than thirty (30) days and no more than forty-five (45) days prior to the first day of the applicable calendar month. Supplier’s invoice shall be based on good faith and commercially reasonable estimates of expected Customer load and Pass-Through Charges for such month. Prior to the Commencement Date, Supplier and Customer shall agree upon a form of invoice reasonably showing expected load, days in month, relevant historical Customer load information, and other bases for Supplier’s estimates. Customer shall tender payment for each invoice within twenty (20) days after receipt of the invoice. On a trailing, quarterly basis Supplier will provide Customer with a true-up invoice setting forth a reasonably detailed comparison of Customer’s estimated payments to the actual amounts owed for Product and Pass-Through Charges during the applicable three month period, and stating Customer credit or additional amount due, as applicable. The credit or additional amount due shall be applied to the next Supplier invoice or as otherwise agreed in writing by the parties.

b.	First Lien. In order to secure Customer’s obligations under the Master Agreement, Customer shall enter into a security agreement on mutually satisfactory terms granting to Supplier (or its affiliate) a senior security interest in the first [***] Miners (and as used here and throughout this TC, the term “Miner” shall have the same meaning ascribed to such term by the Lease) installed in Powered Shell-A.

c.	Credit Support. Concurrent with execution of this TC by all parties, and in addition to the Equity Pledge and Parent Guaranty delivered upon Master Agreement execution (and which shall remain in effect hereunder) Customer agrees to provide Supplier (or its affiliate) with [***]. Subject to the terms of this TC, Customer also agrees to provide Supplier (or its affiliate) with the following cash deposits (i) on the 1st anniversary of the Commencement Date (Powered Shell-A) (as that term is defined in the Lease) and on the 1st anniversary of any Server Refresh, an additional $[***]; (ii) on the 2nd anniversary of the Commencement Date (Powered Shell-A) and on the 2nd anniversary of any Server Refresh, an additional $[***]; (iii) on the 3rd anniversary of the Commencement Date (Powered Shell-A) and on the 3rd anniversary of any Server Refresh, an additional $[***] (deposits (i) – (iii) collectively, the “Step-Up Security Deposit” and together with the Initial Security Deposit, the “Security Deposit”. Supplier (or its affiliate) shall cause the [***]; provided that, after [***], Supplier (or its affiliate) shall [***] and the parties shall [***]. Supplier (or its affiliate) shall [***].

Ex A-4

d.	Replacement Security. The provisions of Section 5.2 of the Lease “Replacement Security” shall apply, mutatis mutandis, to the Master Agreement and this TC; provided that, any Letter of Credit or cash deposit that replaces the Equity Pledge or Parent Guaranty supporting the Master Agreement and this TC shall be in the amount of $[***] (as such amount may be ratably reduced in the event of a partial release of the Equity Pledge).

e.	Offset. Supplier may offset any undisputed amounts past due from Customer (but not any Customer affiliates) under the Master Agreement.

f.	Profit Sharing. [***].

g.	Server Refresh. In order to preserve for Supplier the economic value of the profit sharing set forth herein, at least once during the Initial Term of the Lease and, if Tenant exercises the first Extension Option, at least once during the extended Term of the Lease, Customer shall perform a Server Refresh in accordance with the Lease.

6.	Public Statements. Any press release or other public statement issued by either Party relating to the subject matter of this TC shall be subject to prior approval by the other Party. Upon Supplier’s prior written approval, Customer may communicate the acquisition of energy and RECs via the Master Agreement through Customer’s public relations channels, its social media and intranet channels and its Sustainability Report. No materials disclosed to third parties under this clause shall reference the specific terms of this transaction without the prior written approval of the non-disclosing Party. Customer is solely responsible for determining whether any marketing materials or other public claims made by Customer related to Customer’s purchase of electricity hereunder, including but not limited to Customer’s use, if any, of the Green-e® Energy logo, comply with Green-e® Energy requirements and any licensing agreement between Customer and Green-e® Energy or the Center for Resource Solutions.

Notwithstanding anything to the contrary contained herein, either party hereto may, without the consent of the other party, disclose this TC, the terms hereof and/or the transactions contemplated hereby (a) to its respective advisors, consultants, officers, directors, principals, investors, attorneys, accountants, investors and lenders, so long as any such person to whom disclosure is made shall also agree to keep this TC and all such confidential information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by either the Securities and Exchange Commission or any public stock exchange for the sale and purchase of securities, provided that in such event such disclosing party shall only disclose that portion of this TC or the confidential information which it is legally required to disclose.

7.	Indemnification. In addition to, and not in lieu of, any indemnification provisions applicable to the Parties, each Party agrees to defend, indemnify and hold harmless the other Party from and against all claims arising out of or related to the products or marketing/advertising materials or statements of the indemnifying Party related to this transaction, including the energy and RECs provided hereunder.

Ex A-5

8.	Additional Definitions.

"Ancillary Services And Other ISO Costs" means for any billing period the applicable charges regarding ancillary services as set forth in the applicable ISO Open Access Transmission Tariff (“OATT”) and for other ISO costs not otherwise included in any of the defined cost components in this TC. Supplier will reasonably determine an Account’s monthly Ancillary Services And Other ISO Costs based on the Account’s $/kWh share of cost for Ancillary Services And Other ISO Costs or otherwise reasonable allocation method as Supplier may determine from time to time based on how Ancillary Services And Other ISO Costs are assessed by the ISO.

"Basis Costs" means the difference in market prices between the zone of the service account and the supply hub associated with the service account energy zone. The real time market price will be used to calculate Basis Costs except that where the contract specifies use of the day ahead market price as the energy index for settlement, the day ahead index price will be used for calculating Basis Costs.

“Business Day” means any commercial banks are open for business in Houston, Texas.

“Commercial Operation Date” means the date on which Phase Readiness for the Initial Block (as that term is defined in the Lease) has been achieved pursuant to the Lease.

“Compensated Curtailment” has the meaning set forth in Section 2(e) of this TC.

“Cost Component” means all cost components detailed in the Cost Component table in the Account Schedule, as may be updated from time to time as a result of a Change in Law.

“Energy Conversion Value” means [***].

"Energy Costs" means a charge for the cost items included in the Locational Marginal Price for the ISO zone identified in the Account Schedule.

"ERCOT Nodal Ancillaries Costs" means additional charges and fees associated with the ERCOT Nodal Protocols including, but not limited to the Congestion Revenue Rights auction revenue disbursement, RUC Make Whole Uplift Charge, RUC Decommitment Charge, and RUC Clawback Payment, all as set forth in the ERCOT Nodal Protocols at http://www.ercot.com/mktrules/nprotocols/current.

“Full Load Deployment Date” means the date on which no less than [***] MW of Customer’s servers have been installed and are operational at the Account.

“Line Loss Costs” means the costs (to the extent not already captured in the applicable Energy Costs) applicable to each Account based on the kW/h difference between the TDU metered usage and the ISO settlement volumes.  If Line Loss Costs are “Fixed,” the Line Loss Costs are included in the Energy Costs and will not be invoiced as a separate line item.  If Line Loss Costs are “Passed Through,” the Line Loss Costs will be invoiced as a separate line item and calculated based on the applicable fixed price or locational marginal price for the corresponding usage.

“Passed Through” means that the charge for these costs will change during the applicable term or period under this TC to the extent the related charges assessed or charged vary for any reason.

“Market Curtailment Incentive” means the ERCOT North Load Zone price, in USD per MWh, during periods when Supplier elects to implement a Compensated Curtailment directive and reduce the energy use at the Account.

"Payment Date" means the date a certain number of days following the invoice date as identified on the Account Schedule, by which Customer’s payment to Supplier is due without offset or reduction of any kind.

Ex A-6

“Profit Sharing Percentage” shall mean, for any date during the Term, as follows:

	Relevant Period	Profit Sharing Percentage

Year 1	Commencing on the Commercial Operation Date and ending on and including the date that is the 1st anniversary of the Commencement Date.	8.0%
Year 2	Commencing on but excluding the date that is the lst anniversary of the Commencement Date and ending on and including the date that is the 2nd anniversary of the Commencement Date.	8.0%
Year 3	Commencing on but excluding the date that is the 2nd anniversary of the Commencement Date and ending on and including the date that is the 3rd anniversary of the Commencement Date.	6.0%
Year 4	Commencing on but excluding the date that is the 3rd anniversary of the Commencement Date and ending on and including the date that is the 4th anniversary of the Commencement Date.	6.0%
Year 5	Commencing on but excluding the date that is the 4th anniversary of the Commencement Date and ending on and including the date that is the 5th anniversary of the Commencement Date.	3.0%
Year 6	Commencing on but excluding the date that is the 5th anniversary of the Commencement Date and ending on and including the date that is the 6th anniversary of the Commencement Date.	3.0%
Year 7	Commencing on but excluding the date that is the 6th anniversary of the Commencement Date and ending on and including the date that is the 7th anniversary of the Commencement Date.	3.0%
Year 8	Commencing on but excluding the date that is the 7th anniversary of the Commencement Date and ending on and including the date that is the 8th anniversary of the Commencement Date.	3.0%
Year 9	Commencing on but excluding the date that is the 8th anniversary of the Commencement Date and ending on and including the date that is the 9th anniversary of the Commencement Date.	3.0%
Year 10	Commencing on but excluding the date that is the 9th anniversary of the Commencement Date and ending on and including the date the final day of the Term.	3.0%

"Renewable Portfolio Standards Costs" means the costs associated with meeting renewable portfolio standards costs at the levels required by currently applicable Law. If Renewable Portfolio Standards Costs are not included in the contract price, such costs for a particular month will be the product of (i) the Monthly RPS Price; and (ii) an Account’s monthly kWh usage. The Monthly RPS Price is the price of renewable portfolio standards compliance for the Account, for a particular month, fixed by reference to the renewable portfolio standards forward price curve for the state where the Account is located

"RT Ancillary Imbalance Costs" means for any billing period the applicable charges or credits regarding real-time (RT) ancillary imbalance services as set forth in Nodal Protocol Revision Request 568 (NPRR 568) and the ERCOT Nodal Protocols which provides for the implementation of an Operating Reserve Demand Curve (ORDC) beginning on June 1, 2014.

“RTO” shall mean ERCOT.

"RUC Capacity Short Charge Costs" means charges and fees associated with the ERCOT RUC Capacity Short charge. If Customer enters into RTT(s) to fix Customer’s energy price, the RUC Capacity Short Charge will be fixed for any RTT volumes that are associated with a Fixed Price or Heat Rate RTT.

“Settlement Point Price” has the meaning set forth for such term in Section 2 of the ERCOT Protocols.

“TDU” shall mean Oncor.

Ex A-7

9.	Additional Events of Default. In addition to the events of default set forth in the Master Agreement, Customer’s uncured material breach of the Lease, Equity Pledge and Parent Guaranty shall be an event of default under the Master Agreement.

10.	Product Not A Security. The Parties represent that they do not intend for this TC or any of the products or services provided to Customer in connection with this TC to be deemed: (a) a security under any state or federal law; or (b) required to be registered under the U.S. Securities Act of 1933, as amended, or with any securities regulatory authority of any state or other jurisdiction of the United States. Supplier further represents that neither this TC nor any of the products or services provided to Customer in connection with this TC have been registered under the U.S. Securities Act of 1933, as amended, or with any securities regulatory authority of any state or other jurisdiction of the United States.

11.	Annual Update Meetings. Unless otherwise mutually agreed, the Parties agree to meet no less frequently than annually (a) to discuss concepts such as Project performance in relation to the Accounts and (b) for Supplier to provide in-depth electric and renewable energy market updates. Failure to meet as contemplated in this Section 12 shall not be an Event of Default by either Party.

12.	Confidentiality. In light of the unique nature of this transaction, Supplier reserves the right to share the details of this TC with the ISO or utility, as Supplier deems appropriate; provided that each such recipient agrees to hold such information in confidence or the provision of the information otherwise complies with Section 16 of the Master Agreement. Notwithstanding anything to the contrary contained herein, the terms and provisions of this Agreement may be disclosed if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by either the Securities and Exchange Commission or any public stock exchange for the sale and purchase of securities; provided that, in such event such disclosing party shall use reasonable efforts consistent with law to notify the other party and allow the other party to seek a protective order, and in any case only disclose that portion of this Agreement or the confidential information which it is legally required to disclose.

13.	CUSTOMER PROTECTIONS AND WAIVERS OF CONSUMER RIGHTS. CUSTOMER AGREES THAT THE PUCT’s CUSTOMER PROTECTION RULES, 16 TEX. ADMIN. CODE, SUBCHAPTER R (§§25.471 ET SEQ) ARE WAIVED AND DO NOT APPLY TO THE MASTER AGREEMENT TO THE EXTENT ALLOWED BY LAW. CUSTOMER CAN VIEW THESE RULES AT: http://www.puc.state.tx.us/rules/subrules/electric/index.cfm. AFTER CONSULTING WITH AN ATTORNEY OF CUSTOMER’S OWN SELECTION, CUSTOMER VOLUNTARILY WAIVES CUSTOMER’S RIGHTS, IF ANY, UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, §§ 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE (“DTPA”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.

14.	Choice of Law, Venue, Attorney Fees and Expenses. The Agreement will be governed and interpreted in accordance with the laws of the State of Texas, without giving effect to conflict of law principles. Any controversy or claim arising from or relating to the Agreement will be settled in accordance with the express terms of the Agreement by a court located in the governing jurisdiction (and each Party hereto waives any right to object to venue in this regard); provided that, notwithstanding anything to the contrary in the Master Agreement, solely if a dispute arises out of or relates to the Supply Price in this TC, and if such Supply Price dispute cannot be settled through negotiation it shall be finally resolved by binding arbitration administered in Houston, Texas by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitrator’s decision must be written and must include the findings of fact and conclusions of law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award remedies that would otherwise be available to the parties if they were to bring the dispute in court, including an award of fees and costs. Arbitration shall be the exclusive method by which to resolve disputes regarding Supply Price (but no other disputes). If any party opts out of arbitration for the relief as provided in the preceding sentence, the arbitrator shall have no jurisdiction to hear or determine any such claim. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. If either Party pursues court action to enforce its rights under the Agreement, the non-prevailing Party shall promptly reimburse the prevailing Party for all its reasonable documented out-of-pocket attorney fees, expenses and costs.

Ex A-8

15.	Miscellaneous.

a.	Certain Warranties and Prompt Payment. Customer warrants and represents that for Account(s) located in the State of Texas, Customer’s aggregate peak load during any 12 month period is greater than 50 kilowatts and that the electricity supplied under the Master Agreement is not for use at a residence. Chapter 2251 of Subtitle F of the Texas Government Code (the “Prompt Payment Act”) applies to Supplier’s service to Texas governmental entities. If Customer is a Texas political subdivision, such as a county, municipality, public school district or special-purpose district or authority, then Customer acknowledges that the Prompt Payment Act allows a governmental entity to take advantage of an offer for an early payment discount and to negotiate a prompt payment discount with a vendor when possible. If the Master Agreement contains a Payment Date less than 45 days, then Customer and Supplier agree that the price offered to Customer represents an early payment discount for shorter payment terms instead of the standard 45 day payment terms for a political subdivision.

b.	DISCONNECTION. Pursuant to PUCT regulations, all retail electric providers are allowed to disconnect customers for non-payment or if no service contract is in effect. If Customer, following notice to Customer in accordance with the notice provisions of the Master Agreement and the expiration of all applicable cure periods, persists in a failure to timely pay when due any undisputed amounts payable under the Master Agreement, then, Supplier shall be entitled to disconnect Customer’s service for non-payment or no contract to the extent allowed by law. Customer holds Supplier harmless for any interruptions or disruptions of service initiated by the TDU. Customer shall reimburse Supplier for any costs incurred or passed through to Supplier by the TDU for reinstatement of service.

c.	Termination of Holdover Term. Notwithstanding any other provisions to the contrary in the Master Agreement regarding the holdover term, upon termination of the holdover term by either Party, Supplier may, in accordance with Law, take steps to cease providing service to Customer.

d.	Governmental Entity Requirement. Chapter 2270 of Subtitle F, Title 10 of the Texas Government Code applies to Supplier’s contracts for goods or service to a Texas governmental entity. By signing and entering into the Master Agreement, Supplier verifies that it does not boycott Israel and will not boycott Israel during the term of the TC.

Ex A-9

Each Party has caused this Transaction Confirmation to be executed by its authorized representative on the respective dates written below.

Supplier:	Customer:

By:	By:

Name:	Name:
Title:	Title:
Date:	Date:
Address:	Address:

Attention:	Attention:
Facsimile:	Facsimile:
Telephone:	Telephone:
Email Address:

Ex A-10

ACCOUNT SCHEDULE:

PREMISES DESCRIPTION

[Description of Power Shell location, size, address]

ACCOUNT INFORMATION

TDU Account Number	TDU	Service Address	Fixed Price Period Start Date	Fixed Price Period End Date	Fixed Price ($/kWh) for the Fixed Price Period	Estimated Annual Usage (kWh)

TDU CONTACT INFORMATION

TDU Name	TDU Abbreviation	Contact Phone Number(s)

PASS THROUGH CHARGES

Component
TDU Distribution Costs and Charges	Passed Through
Ancillary Services and Other RTO Costs	Passed Through
RUC Capacity Short Charge Costs	Passed Through
Basis Costs	Passed Through
Line Loss Costs	Passed Through
Renewable Portfolio Standards Costs	Passed Through
RT Ancillary Imbalance Costs	Passed Through
Voltage Support Costs	Passed Through
Reliability Unit Commitment Charges	Passed Through
Emergency Response Charges	Passed Through

Ex A-11

EXHIBIT A

Monthly Fixed Price Volume

[To be agreed prior to TC execution]

Non-Curtailable Load

[***] MW

Ex A-12

EXHIBIT B: Profit Sharing Illustrative Calculation

[***]

Ex B-1

EXHIBIT C: Profit Sharing Illustrative Schedule of Cash Deposits

[***]

Ex C-1

EXHIBIT D: Illustrative Example of Quarterly True-Up Deposit

[***]

Ex D-1

IN WITNESS WHERE OF, the Parties have executed this Master Agreement through their duly authorized representatives as of the Effective Date.

SUPPLIER: NetZero Energy LLC	CUSTOMER: Rhodium Renewables LLC

/s/ Henry Jones	/s/ Cameron Blackmon
Name: Henry Jones	Name: Cameron Blackmon
Title: President	Title: Authorized Signatory
Date: August 31, 2021	Date: August 31, 2021